UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 1, 2022

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33834	36-4419301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 East Green Street

Bensenville, Illinois 60106

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (847) 295-7000

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $.001 per share	RBCN	The Nasdaq Stock Market LLC
Preferred Share Purchase Right

Item 1.01. Entry into a Material Definitive Agreement.

Stock Purchase and Sale Agreement

On July 1, 2022, Rubicon Technology, Inc., a Delaware corporation (the “Company”) and Janel Corporation, a Nevada corporation (the “Purchaser”) entered into a Stock Purchase and Sale Agreement (the “Purchase Agreement”) under which the Purchaser will commence a cash tender offer (the “Offer”) to purchase up to 45.0% of the issued and outstanding shares of the Company’s common stock, par value $0.001, on a fully-diluted basis (collectively, the “Shares”), at a price per Share of $20.00, subject to the terms and conditions set forth in the Purchase Agreement. The transaction has been approved by the board of directors of both the Purchaser and the Board of Directors of the Company (the “Board”). The Purchase Agreement calls for the Offer to commence within ten business days after the date of the Purchase Agreement and have an initial expiration date of 20 business days following the commencement date of the Offer, which expiration date may be extended by the Purchaser without the consent of the Company under certain circumstances.

Under the terms of the Purchase Agreement, the Purchaser’s obligation to accept for payment and pay for any Shares tendered in the Offer and not validly withdrawn is subject to certain conditions set forth in the Purchase Agreement, including (i) there being validly tendered and not withdrawn prior to the expiration date that number of Shares which represents at least 35.0% of the Shares issued and outstanding on a fully diluted basis (the “Minimum Condition”), (ii) the absence of a Purchaser Material Adverse Effect (as defined the Purchase Agreement), (iii) the purchase of the Shares pursuant to the Offer would not result, and not be reasonably likely to result, in a reduction or impairment of the net operating losses of the Company under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and (iv) other conditions set forth in the Purchase Agreement.

The Purchase Agreement contains customary representations and warranties from both the Purchaser and the Company, and the Company agreed to customary covenants, including, among others, covenants relating to the conduct of its business during the interim period between the execution of the Purchase Agreement and the closing of the Offer. The Company is subject to certain restrictions on its ability to solicit third-party proposals relating to alternative transactions or provide information or enter into discussions in connection with alternative transactions, subject to certain exceptions to permit the Board to comply with its fiduciary duties. Prior to the closing of the Offer, under specified circumstances, the Board may change its recommendation to the Company’s stockholders regarding its recommendation to the stockholders that they tender their Shares or its declaration of the advisability of the Offer in connection with an unsolicited, bona fide written alternative acquisition proposal that the Board determines in good faith (after receiving the advice of its outside counsel) constitutes a Superior Proposal (as defined in the Purchase Agreement).

The parties have also agreed to cooperate with each other and to prepare and file, as promptly as possible, all applications, notices, petitions and filings to obtain all consents and approvals that are necessary or advisable to consummate the transactions contemplated by the Purchase Agreement.

If the Offer is consummated, the Purchase Agreement provides that the Purchaser will be entitled to designate two individuals to serve on the four-member Board, alongside two previously serving directors of the Company. Additionally, the Purchase Agreement provides that, immediately after the consummation of the Offer, the Company will set the record date for, authorize and approve a cash distribution to be paid to all stockholders of the Company, which will then include the Purchaser, in the aggregate amount of $11.00 per share.

The Purchase Agreement contains certain termination rights for the Purchaser and the Company. Upon termination of the Purchase Agreement under specified circumstances, the Company may be required to pay to the Purchaser a termination fee of either:

(A) $500,000, which includes a reimbursement of expenses of up to $200,000, if the Company is in breach of the Purchase Agreement and that breach results in certain closing conditions not being satisfied; or

(B) $750,000, which includes a reimbursement of expenses of up to $500,000, if the Company terminates the Purchase Agreement and immediately after such termination enters into an alternative acquisition agreement.

If the Purchase Agreement is terminated by the Company due to the Purchaser’s breach of the Purchase Agreement, then the Purchaser may be required to pay the Company an expense reimbursement amount of up to $500,000.

The Purchase Agreement may also be terminated by, among other things, (i) mutual consent of the parties, (ii) either party if the Offer is not consummated prior to August 31, 2022, or the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder, (iii) either party if a judgment or other legal restraint preventing the consummation of the Offer, (iv) either party if the other party has materially breached the Purchase Agreement, or (v) by the Company if the Board has received and approved a Superior Proposal (as such is defined in the Purchase Agreement) and the Company enters into a new definitive agreement for such Superior Proposal immediately after the termination of the Purchase Agreement.

The representations, warranties and covenants of each party set forth in the Purchase Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (1) will not survive consummation of the Purchase Agreement and (2) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may not be fully reflected in the parties’ public disclosures. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding the Purchaser or the Company, their respective affiliates or their respective businesses.

Tender and Voting Agreements

Concurrently with the execution of the Purchase Agreement, the Purchaser entered into a Tender and Voting Agreement (each, a “Tender and Voting Agreement”), with each of Aldebaran Capital, LLC, Bandera Master Fund, L.P., Sententia Capital Management LLC and Poplar Point Capital Management, LLC (each, a “Principal Stockholder,” and collectively, the “Principal Stockholders”), and the Company. The Purchaser has not paid any consideration in connection with the execution and delivery of the Tender and Voting Agreements. Each Tender and Voting Agreement was entered into as a condition and inducement to the willingness of the Purchaser to enter into the Purchase Agreement and to increase the likelihood that the Minimum Condition will be satisfied. Pursuant to the Tender and Voting Agreements, the Principal Stockholders agreed to validly tender to the Purchaser pursuant to and in accordance with the terms of the Offer, an aggregate of 675,263 Shares beneficially owned by the Principal Stockholders on the date of each Tender and Voting Agreement (the “Existing Shares”), subject to proration for tenders by other stockholders, and not to withdraw the Existing Shares from the Offer. If any Principal Stockholder acquires beneficial ownership of any additional outstanding Shares of the Company’s common stock after the date of such Tender and Voting Agreement to which it is a party and prior to the termination of the Tender and Voting Agreement (together with the Existing Shares, the “TO Shares”), such Principal Stockholder agreed to validly tender such TO Shares to the Purchaser in accordance with the Offer, and in any event prior to the expiration date of the Offer, subject to proration for tenders by other stockholders. Each Principal Stockholder agreed not to withdraw any TO Shares so tendered unless the Tender and Voting Agreement to which such Principal Stockholder is a party or the Offer is terminated or otherwise terminates in accordance with its terms, except under certain limited circumstances.

In addition, during the term of the Tender and Voting Agreements, each Principal Stockholder irrevocably agreed to vote the TO Shares at any meeting of the holders of the Company’s common stock, or in connection with any written consent of the holders of the Company’s common stock: (i) in favor of approving the transactions contemplated by the Purchase Agreement and the Tender and Voting Agreement to which it is a party and any actions required in furtherance thereof (the “Transactions”); and (ii) against the following actions, agreements or transactions (other than the Transactions): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries, (B) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries, (C) (1) any change in a majority of the persons who constitute the Board, (2) any change in the present capitalization of the Company or any amendment of the organizational documents of the Company, (3) any other material change in the Company‘s corporate structure or business or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purpose of or adversely affect the Transactions contemplated by the Tender and Voting Agreement and the Purchase Agreement.

Amendment to Section 382 Rights Agreement

In connection with the execution of the Purchase Agreement, on June 27, 2022, the Board approved an Amendment (the “Amendment”) to the Company’s Section 382 Rights Agreement, dated as of December 18, 2017, as amended (the “Rights Agreement”). The Amendment, among other things, renders the Rights Agreement inapplicable to the Offer, the Purchase Agreement and the Transactions (as such term is defined in the Purchase Agreement). In addition, the Amendment provides that neither the Purchaser, nor any of its affiliates or associates will become an “Acquiring Person” or Beneficial Owner” (as such terms are defined in the Rights Agreement), and a Distribution Date and Stock Acquisition Date (as such terms are defined in the Rights Agreement) will not be deemed to have occurred, as a result of the announcement of the Offer, the execution of the Purchase Agreement, or the consummation of the Offer or of the other transactions contemplated by the Purchase Agreement.

Amendment to Executive Employment Agreement

In connection with the execution of the Purchase Agreement, on June 27, 2022, the Board approved an Employment Agreement Amendment (the “Employment Agreement Amendment”) to the Executive Employment Agreement, dated March 15, 2017 (the “Executive Employment Agreement”) by and between the Company and Timothy E. Brog. The Employment Agreement Amendment, among other things, eliminates Mr. Brog’s entitlement to severance payments in exchange for a Sale Bonus on closing of the Offer, reduced Mr. Brog’s annual salary to Three Hundred Thousand Dollars ($300,000) as of the Amendment Effective Date (as such term is defined in the Employment Agreement Amendment) and extended Mr. Brog’s employment with the Company to September 30, 2023, which such term shall be renewable for successive one (1)-year terms.

***

The description of the Purchase Agreement, the Tender and Voting Agreements, the Amendment and Employment Agreement Amendment is qualified in its entirety by reference to the full text of the Purchase Agreement , the Amendment, Employment Agreement Amendment and the Tender and Voting Agreements, copies of which are attached hereto as Exhibit 2.1, 10.1, 10.2, 99.1, 99.2, 99.3 and 99.4 and are incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On July 1, 2022, the Purchaser and the Company issued a joint press release announcing the parties’ entry into the Purchase Agreement, a copy of which is attached as Exhibit 99.5. The information in Item 7.01 of this report, including Exhibit 99.5, are being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Item 7.01 of this report, including Exhibit 99.5, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

***

Important Information about the Tender Offer

The Offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that the Company will file with the SEC. At the time the Offer is commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by the Purchaser with the SEC, and a solicitation/recommendation statement on Schedule 14D-9 will be filed by the Company with the SEC. The Offer will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

Investors and security holders are urged to read both the Tender Offer Statement and the Solicitation/ Recommendation Statement regarding the Offer, as they may be amended from time to time, when they become available because they will contain important information.

Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement. Additional copies may be obtained at no charge by contacting Rubicon Technology, Inc., 900 East Green Street, Bensenville, Illinois 60106 or (847) 295-7000 or by contacting Janel Corporation, 80 Eighth Avenue, New York, New York 10011 or (212) 373-5895. In addition, the Purchaser and the Company file annual, quarterly and current reports and other information with the SEC, which are also available to the public at the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K (the “Report”) contains certain statements that are, or may deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that reflect management’s current expectations with respect to our operations, performance, financial condition, and other developments. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “intends,” “plans,” projects,” “believes,” “should,” “expects,” “predicts,” “anticipates,” “estimates,” and similar expressions or the negative of these terms or other comparable terminology. These statements are necessarily estimates reflecting management’s best judgment based upon current information and involve a number of risks, uncertainties and assumptions. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and readers are advised that various factors could affect our financial performance and could cause our actual results for future periods to differ materially from those anticipated or projected. While it is impossible to identify all such factors, such factors include, but are not limited to: uncertainties as to the timing of the Offer; uncertainties as to how many of the Company’s stockholders will tender their Shares in the Offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the Offer contemplated by the Purchase Agreement may not be satisfied or waived; the effects of disruption from the transactions contemplated by the Purchase Agreement and the impact of the announcement and pendency of the transactions on either party’s business; the risk that stockholder litigation in connection with the Offer may result in significant costs of defense, indemnification and liability, and diversion of management time and attention from managing the affairs of the Purchaser or the Company, the impact of the coronavirus on the worldwide economic conditions and on our businesses, our strategy of expanding our business through acquisitions of other businesses; the risk that we may fail to realize the expected benefits or strategic objectives of any acquisition, or that we spend resources exploring acquisitions that are not consummated; risks associated with litigation; indemnification claims and other unforeseen claims and liabilities that may arise from an acquisition; economic and other conditions in the markets in which we operate; the risk that we may not have sufficient working capital to continue operations; instability in the financial markets; our dependence on key employees; impacts from climate change, including the increased focus by third-parties on sustainability issues and our ability to comply therewith; competition from parties who sell their businesses to us and from professionals who cease working for us; terrorist attacks and other acts of violence or war; security breaches or cybersecurity attacks; our compliance with applicable privacy, security and data laws; ; and such other factors that may be identified from time to time in our Securities and Exchange Commission (“SEC”) filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those projected. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of these factors, see our periodic reports filed with the SEC, including our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in our subsequent Quarterly Reports on Form 10-Q all of which are filed with the SEC and available at www.sec.gov.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Stock Purchase and Sale Agreement, dated as of July 1, 2022, between Janel Corporation and Rubicon Technology, Inc.
10.1	Amendment No. 2 to Section 382 Rights Agreement, dated as of July 1, 2022, by and between Rubicon Technology, Inc. and American Stock Transfer & Trust Company, LLC.
10.2	Form of First Amendment to Executive Employment Agreement, by and between Rubicon Technology, Inc. and Timothy E. Brog.
99.1	Tender and Voting Agreement by and among Janel Corporation, Rubicon Technology, Inc. and Aldebaran Capital, LLC, dated July 1, 2022.
99.2	Tender and Voting Agreement by and among Janel Corporation, Rubicon Technology, Inc. and Bandera Master Fund, L.P., dated July 1, 2022.
99.3	Tender and Voting Agreement by and among Janel Corporation, Rubicon Technology, Inc. and Sententia Capital Management LLC, dated July 1, 2022.
99.4	Tender and Voting Agreement by and among Janel Corporation, Rubicon Technology, Inc. and Poplar Point Capital Management, LLC, L.P., dated July 1, 2022.
99.5	Joint Press Release, dated July 5, 2022.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RUBICON TECHNOLOGY, INC.
(Registrant)

Date: July 5, 2022	By:	/s/ Timothy E. Brog
Timothy E. Brog
Chief Executive Officer